UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 22, 2017

WYNN RESORTS, LIMITED
(Exact name of registrant as specified in its charter)

Nevada	000-50028	46-0484987
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
(702) 770-7555
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2017, Wynn Resorts, Limited (the “Company”) announced that it is appointing Craig S. Billings, age 44, to serve as the Company’s Chief Financial Officer and Treasurer and as the Company’s principal accounting officer, effective March 1, 2017. From November 2015 through February 2017, he was an independent advisor to and an investor in the gaming industry. From July 2012 to November 2015, Mr. Billings served in various roles at Aristocrat Leisure Ltd, including Chief Digital Officer and Managing Director of Strategy & Business Development. Before joining Aristocrat, Mr. Billings served as the Chief Executive Officer and President of ZEN Entertainment, Inc. from March 2011 to June 2012. He served in various senior roles at International Game Technology from March 2009 to October 2010 and also worked in the Investment Banking Division of Goldman Sachs, most recently as a Vice President in the London office. Mr. Billings serves as a Director of NYX Gaming Group Limited. A copy of the press release issued by the Company on February 23, 2017 announcing the appointment of Mr. Billings is filed as Exhibit 99.1 to this report.

In connection with Mr. Billings’ appointment, the Company entered into an employment agreement with him (the “Billings Employment Agreement”) that is effective as of March 1, 2017 and will terminate on March 1, 2020. The Billings Employment Agreement, among other things, provides for a base salary of $750,000 per year (which increases to $800,000 per year effective September 1, 2018) and a grant of 30,000 shares of restricted stock. The restricted stock award will be granted on March 1, 2017 pursuant to the Company’s 2014 Omnibus Incentive Plan and will vest 20% per year, over 5 years, commencing March 1, 2018.

Upon termination without “cause” by the Company or upon termination by Mr. Billings due to a “material breach” at any time by the Company or for “good reason” following a “change of control” (as these terms are defined in his employment agreement), subject to the execution of a release of claims, Mr. Billings is entitled to a separation payment equal to the sum of the following: (a) base salary for the remainder of the term of the employment agreement, but not less than 12 months, (b) bonus projected for all bonus periods through the end of the term of the employment agreement (based upon the last bonus paid pursuant to the employment agreement), but not less than the preceding bonus that was paid; and (c) any accrued but unpaid vacation pay. Mr. Billings also is entitled to health benefits coverage under the same plan or arrangement he had immediately prior to termination. Health benefits are to be provided through the remainder of the original term, or until he is covered by a plan of another employer, whichever occurs first. In addition, the restricted stock grant described above will vest pro rata for the number of months served since the grant date upon termination by the Company without “cause” and will vest in full upon termination for “good reason” following a “change of control.”

If Mr. Billings is discharged for “cause”, the Company will pay him only the base salary through the termination date. If his employment terminates for any other reason before the expiration of the term (e.g., because of his death, disability or revocation of gaming license), the Company will pay him only the base salary and any accrued but unpaid vacation pay through the termination date.

On February 22, 2017, Stephen Cootey resigned from his position as the Company’s Chief Financial Officer, Senior Vice President and Treasurer and as the Company’s principal accounting officer, effective March 1, 2017, to pursue other opportunities. Mr. Cootey’s decision to resign was not a result of any disagreement with the Company relating to its operations, policies or practices. The Company has entered into a Separation Agreement and Release with Mr. Cootey (the “Release”), which includes customary waiver and release, non-solicitation, confidentiality and non-disparagement provisions and provides for the payment of unpaid salary and accrued vacation through March 1, 2017 and accrued annual bonus and accrued matching contributions made under the Company’s 401(k) Plan for 2016.

The foregoing descriptions do not purport to be complete and are qualified in their entirety by reference to the full text of the Billings Employment Agreement and the Release, which will be filed as exhibits to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

Item 9.01	Financial Statements and Exhibits.
Exhibits

Exhibit No.	Description

99.1	Press release, dated February 23, 2017, of Wynn Resorts, Limited.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WYNN RESORTS, LIMITED

Dated: February 23, 2017	By:	/s/ Kim Sinatra
Kim Sinatra
Executive Vice President and General Counsel